Exhibit 1

March 1, 2019

PG&E Board of Directors Statement Regarding Director Nominations by BlueMountain

San Francisco, Calif.—The Board of Directors (the “Board”) of PG&E Corporation (NYSE: PCG) (the “Company”) today issued the following statement in response to the submission by Blue Mountain Credit Alternatives Master Fund L.P. (“BlueMountain”) of 13 nominees to stand for election to the Board at PG&E’s 2019 Annual Shareholder Meeting (the “Annual Meeting”).

“As previously announced, PG&E is conducting a Board refreshment process. The Board intends that a majority of the directors of the Company will be new independent directors by the time of the Annual Meeting, subject to proper consideration of new candidates. The Company appreciates the constructive dialogue that it has had with shareholders and other stakeholders throughout this process. PG&E expects to continue discussions with shareholders, including BlueMountain, and other stakeholders regarding the appropriate composition of the Board.”

PG&E intends to file a proxy statement for the Annual Meeting in the coming weeks. PG&E Corporation shareholders need take no action at this time.

About PG&E Corporation
PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company (the “Utility”), an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this news release, they are together referred to as “PG&E.”

Cautionary Statement Concerning Forward-Looking Statements
This news release includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2018, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

Additional Information
PG&E Corporation and the Utility intend to file a joint proxy statement and other documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with their solicitation of proxies for their 2019 Annual Meetings. Investors and security holders are urged to read any such joint proxy statement (and any amendments and supplements thereto), the accompanying WHITE proxy card and other documents that have been or may be filed with the SEC carefully and in their entirety as they contain or will contain important information about the 2019 Annual Meetings. Investors and security holders should read the joint proxy statement carefully before making any voting or investment decisions. Investors and security holders may obtain free copies of these and other documents filed with the SEC by PG&E Corporation and the Utility through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by PG&E Corporation and the Utility with the SEC will be available on their website at http://investor.pgecorp.com.

Participants in the Solicitation
PG&E Corporation and the Utility and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the matters to be considered at the 2019 Annual Meetings. Information regarding certain of the directors and officers of PG&E Corporation and the Utility is contained in their joint proxy statement for their 2018 Annual Meetings, which was filed with the SEC on March 26, 2018. To the extent holdings of PG&E Corporation’s and the Utility’s securities by directors or executive officers have changed since the amounts set forth in the 2018 joint proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is or will be included in the joint proxy statement and other relevant documents filed with the SEC in connection with the 2019 Annual Meetings.

PG&E Corporation
Media Relations, 415-973-5930